EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. Appoints Evelyn León Infurna

To its Board of Directors

NEW YORK, NY, July 19, 2021 – Getty Realty Corp. (NYSE: GTY) announced the appointment of Evelyn León Infurna as an independent director to its Board of Directors and as a member of its Nominating and Corporate Governance Committee, effective immediately. Ms. Infurna brings broad capital markets perspective with more than 30 years of experience in real estate and corporate finance in various roles.

Ms. Infurna is a Senior Vice President of Investor Relations with SmartRent.com Inc. Previously she was a Managing Director with ICR, LLC specializing in strategic communications, capital markets advisory and investor engagement.  Prior to that, Ms. Infurna was a Managing Director in Equity Capital Markets with Citigroup where she was responsible for raising equity capital for companies in the real estate and lodging sectors.  Ms. Infurna also spent over a decade as a portfolio manager and analyst managing real estate and related securities portfolios with Diamondback, Moore Capital, Amaranth and Barings/Cornerstone Advisers.  She commenced her real estate capital markets career as a Director in equity research with Deutsche Bank. Ms. Infurna has an MBA from Northwestern University’s Kellogg School of Management and a Bachelor of Science from New York University. Ms. Infurna also serves as an advisory board member to Accesso Partners, a private real estate asset manager based in Miami.

“We are extremely pleased that Evelyn is joining our Board of Directors,” said Howard Safenowitz, Chairman of the Board.  “She is a well-respected executive who possesses a vast amount of knowledge about capital markets, real estate and the REIT industry. We believe that Evelyn’s professional experience and expertise, together with her diversity of perspective, will enhance our Board’s overall effectiveness and we look forward to Evelyn being a vital contributor toward Getty’s continued long-term success.”

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of May 31, 2021, the Company owned 951 properties and leased 56 properties from third-party landlords in 36 states across the United States and Washington, D.C.

Contact:Investor Relations

(646) 349-0598

ir@gettyrealty.com